Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 23, 2006 relating to the financial statements of Pixelplus Co., Ltd. and its subsidiaries, which appears in Pixelplus Co., Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2005.

/s/ Samil PricewaterhouseCoopers
Samil PricewaterhouseCoopers
Seoul, Korea
June 30, 2006